EXHIBIT 99.1

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 682-8200
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-4271
TANDY BRANDS ACCESSORIES ANNOUNCES PRELIMINARY
FIRST QUARTER 2006 RESULTS
ARLINGTON, TX, October 19, 2005 – Tandy Brands Accessories, Inc. (Nasdaq NM: TBAC) today announced preliminary financial results for the first quarter ended September 30, 2005.
Total revenues for the first quarter are expected to be approximately $60 million, at the low end of the company’s previous guidance range. The company expects to report net earnings per share for the first quarter ranging between $0.17 to $0.22 per diluted share, compared to its previous first quarter net earnings per share guidance of $0.37 to $0.41 per diluted share issued on August 22, 2005.
J. S. B. Jenkins, President and Chief Executive Officer, commented, “While our business remains generally healthy, our results were impacted by various delays throughout the supply chain related to hurricane Katrina and the timing of deliveries from our factories in Asia. We also experienced a higher than normal concentration of lower margin direct sales goods in our women’s mass merchant division. As a result of these factors, our first quarter gross profitability will be less than we originally anticipated given our supply chain delays as well as the impact stemming from higher sales of direct sales goods, which typically carry lower margins. The delays associated with our supply chain in the first quarter represented approximately $3.3 million of revenue. We expect this revenue to shift into our second quarter and increase our sales and earnings results accordingly.”
The company plans to further discuss its first quarter results and disclose fiscal second quarter financial guidance on its upcoming first quarter conference call. The Company will announce the date of its 2006 first quarter earnings release and conference call in the near future.
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, neckwear, gifts, sporting goods, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.